COMPANY CONTACT:

Gerald Klein, CFO
RomTech, Inc.

(215) 750-6606, Ext. 118
jklein@romt.com

INVESTOR CONTACT:
Herbert Lanzet or
Gerald Ortsman
H.L. Lanzet, Inc.
(212) 687-0061
lanzet@aol.com

NEWS RELEASE

ROMTECH ANNOUNCES FISCAL 1998 - FIRST QUARTER RESULTS;
COMPANY ACHIEVES FIRST PROFITABLE QUARTER

SINCE GOING PUBLIC

Sales Increase 43.4% For the Three Months Ended September 30, 1997

LANGHORNE, PA (October 16, 1997) - RomTech, Inc. (NASDAQ: ROMT) today announced unaudited results for the first quarter ended September 30, 1997.

Sales for the quarter ended September 30, 1997 were $1,536,000, versus sales of $1,071,000 for the same period a year ago, an increase of 43.4%. Net income and net income per share for the current period were $60,874 and $0.01, respectively, versus a loss of ($233,504) or ($0.04) per share for the three months ended September 30, 1996.

Joe Falsetti, Chief Executive Officer of RomTech, said, "During fiscal 1998 our objective is to achieve significant gains in market share in the budget software category with our Galaxy Series products. Consistent gains in market share will increase sales, earnings and shareholder value. Our business plan is focused on branding the Galaxy Series products in the value line segment of the consumer software market. Recent retail sell-through data demonstrates that the Galaxy Series products continue to gain sales momentum and that recently released new titles are selling exceptionally well based on the strength of the Galaxy brand."

Gerald W. Klein, Chief Financial Officer of RomTech, stated, "Our bottom line results for the first quarter were negatively impacted since the Class Two Preferred and the Class Three Preferred Stocks contained beneficial conversion features that are accounted for in a manner similar to a preferred stock dividend due to specific accounting guidance promulgated by the SEC. These non-cash charges for the current quarter amounted to $105,441 or $.01 per share and represent the final charges for the beneficial conversion feature of these securities. Future quarters will not be burdened with any charges related to the issuance of these securities."

RomTech, Inc. was incorporated in July 1992, and develops, publishes, markets and resells a diversified line of personal computer software for consumer and business applications. The Company offers software titles and personal productivity application products primarily in the game and personal/business productivity categories under the Galaxy of Games(, Galaxy of Home Office Help( and Galaxy Deluxe (brand names (the "Galaxy Series"). The Company's product line enables it to serve customers who are seeking a broad range of high-quality, value priced software.

The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, general economic conditions affecting the demand for personal computer and multimedia software, the development, introduction and market acceptance of new products, increased competition, downward pricing pressure, availability of additional financing and access to distribution channels. These risks and uncertainties are described in reports and other documents filed by the Company with the Securities and Exchange Commission..

RomTech, Inc. Financial Results Table (Unaudited):

Quarter ended:                                             September 30,
--------------                                             -------------
                                                1997                     1996
                                               -----                    -----

Revenues                                     $1,535,558              $1,071,017

Net Income (loss)                               166,315                (233,504)

Accretion of Preferred Stock Dividend          (105,441)                    ---
                                             ----------              ----------

Net Income (loss) attributable to

 Common Stock                                    60,874              $ (233,504)
                                                 ======                 =======

Average Shares Outstanding                    7,246,939               6,285,125

Net Income (loss) per share                       $0.01                  $(0.04)


                                      ###